     EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in IDACORP, Inc.'s Registration StatementNos. 333-65698, 333-64737 and 333-83434 on Form S-3 and Registration Statement Nos. 333-89445, 333-65157 and 333-65406 on Form S-8 and Idaho Power Company's RegistrationStatement No. 333-66496 on Form S-8 of our reports dated February 6, 2003 (which report for IDACORP, Inc. expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for goodwill and the presentation of energy trading activities) appearing in this Annual Report on Form 10-K of IDACORP, Inc. and Idaho Power Company for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Boise, Idaho

March 7, 2003